Exhibit 5.1

Kensington House

69 Dr. Roy’s Drive, P.O. Box 2510

Grand Cayman, KY1-1104

Cayman Islands

Tel: +1 (345) 949-3344

Email: info@stuartsaw.com

Web: www.stuartslaw.com

Chris Humphries

Direct Line: +1 (345) 814-7911

Email: chris.humphries@stuartslaw.com

OPINION LETTER

16 November 2023

Australian Oilseeds Holdings Limited

126 – 142 Cowcumbla Street

Cootamundra Site 2

52 Fuller Drive Cootamundra

P.O. Box 263 Cootamundra 2590

Dear Sirs:

Re:	Australian Oilseeds Holdings Limited (the “Company”)

We have acted as counsel as to Cayman Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) for the purposes of, registering with the Commission under the SEC Act, the offering and sale to the public (the “Offering”) of:

(a)	up to 23,629,947 Class A ordinary shares of par value of US$0.0001 of the Company (the “Ordinary Shares”);

(b)	9,000,000 redeemable warrants, each whole warrant exercisable to purchase one Class A Ordinary Share (“Warrants”);

(c)	up to 4,500,000 Ordinary Shares underlying the public warrants (the “Public Warrants”);

(d)	450,000 Representative’s Warrants to purchase Ordinary Shares (the “Representative’s Warrants”);

(e)	up to 225,000 Ordinary Shares underlying the Representative Warrants;

(f)	479,000 private warrants to purchase Ordinary Shares (the “Private Warrants”);

(g)	up to 239,500 Ordinary Shares underlying the Private Warrants; and

(h)	75,000 Class A Ordinary Shares, representing the representative shares issued to I-Bankers.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Documents

For the purposes of giving this opinion, we have examined originals, copies, drafts or conformed copies of the following documents:

1.	the Certificate of Incorporation, Memorandum and Articles of Association of the Company dated 29 December 2022;

2.	a Certificate of Good Standing in respect of the Company dated 10 October 2023 issued by the Registrar of Companies (the “Certificate of Good Standing”);

3.	a certificate from a director of the Company dated 10 October 2023 a copy of which is annexed hereto (the “Director’s Certificate”);

4.	a copy of the resolutions of the Board of Directors of the Company dated 10 October 2023 (the “Resolutions”);

5.	Form F-4, registration statement under the Securities Act of 1933;

6.	a draft of the form of the unit certificate representing the Units (the “Unit Certificate”);

7.	a form of the Company’s Private Warrant certificate representing the Private Warrants (the “Private Warrant Certificate”); and

8.	the form of the assignment and assumption agreement relating to the warrant agreement entered into by and between EDOC Acquisition Corp and Continental Stock Transfer & Trust Company on 26 October 2023 and the warrant certificate constituting the Public Warrants (the “Public Warrant Documents”).

such other documents as we have considered necessary for the purposes of rendering this opinion (the documents listed in paragraphs 5 - 8 above is referred to in this opinion as the “Documents”).

Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. These opinions only relate to the laws of the Cayman Islands which are in force at the date of this opinion. In giving these opinions we have relied (without further verification) upon the completeness and accuracy (and the continuing accuracy as at the date hereof) of the Director’s Certificate, the Resolutions and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

1.	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

3.	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

4.	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

5.	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

6.	All signatures, initials and seals are genuine.

7.	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

8.	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registrar of Companies and the Cayman Islands High Court are true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

9.	At the time of the Offering, the Memorandum and Articles have been registered by the Registrar of Companies and will be in full force and effect and will be unamended.

10.	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Warrants or the Ordinary Shares.

11.	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

12.	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

13.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

14.	The Document are within the capacity and powers of and has been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company).

15.	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

16.	All original documents are authentic, that all signatures, initials and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original, and that, unless we have received signed copies the Documents conform in every material respect to the latest drafts of the same produced to us.

17.	All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

18.	All conditions precedent contained in the Documents have been or will be satisfied or waived.

19.	No disposition of property effected by the Documents is made wilfully to defeat an obligation owed to a creditor and/or at an undervalue.

20.	The Company was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

21.	The Documents have not been, nor will it be, executed or delivered in the Cayman Islands.

22.	The copies of the Memorandum and Articles of Association, Register of Members, Register of Directors and Officers and Register of Mortgages and Charges provided to us by the Registered Office of the Company are true and correct copies of the originals of the same and that all matters required by law to be recorded therein are so recorded.

23.	The corporate records of the Company examined by us on 25 October 2023 at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded.

24.	There is nothing contained in the minute book or the corporate records of the Company, (which we have not inspected), which would or might affect the opinions herein after appearing.

25.	The Cause List and the Register of Writs and other Originating Process of the Cayman Islands Grand Court maintained by the Clerk of the Courts examined by us at the Courts Office on 16 November 2023 covering the period of six years prior to the date of search constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

26.	The Resolutions were duly passed and signed by all the directors in accordance with the Articles of Association of the Company.

27.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws governing the Document.

28.	None of the parties to the Document is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions extended to the Cayman Islands by the Order of Her Majesty in Council.

29.	No monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act, 2008 and the Terrorism Act (as Revised), respectively).

30.	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

31.	That the Company is not a central bank, monetary authority or other sovereign entity or state or, if it is, that the entry into the Document “commercial transactions” for the purposes of Section 3 of the State Immunity Act of England which applies in the Cayman Islands and the transactions contemplated by the Document are not an exercise of sovereign authority.

32.	In the event of an insolvency, liquidation, bankruptcy or reorganisation affecting the Company, no liquidator, creditor or other person would be able to set aside any disposition of property effected by the Company pursuant to the Document.

33.	The Company is not and will not become subject to the requirements of Part XVIIA of the Companies Act (as Revised).

Opinion

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out below, we are of the opinion that under the laws of the Cayman Islands:

1.	The Company is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and legal right to execute and deliver the Document to be executed by it and to perform the provisions of the Documents to be performed on its part.

2.	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Public Warrant Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Public Warrants in accordance with the Warrant Documents), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members.

3.	The Documents have been duly authorised and when executed and unconditionally delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

4.	The execution, unconditional delivery and performance of the Documents, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(a)	contravene any law or regulation of the Cayman Islands applicable to the Company; or

(b)	contravene the Memorandum and Articles of Association of the Company.

5.	Neither the execution, delivery, performance of the Document nor the consummation or performance of any of the transactions contemplated thereby by the Company, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

6.	The law chosen in the Document to govern its interpretation would be upheld as a valid choice of law in any action on that document in the courts of the Cayman Islands.

7.	No taxes, fees or charges (other than the stamp duties mentioned in qualification 3 below) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)	the execution or delivery of the Document;

(b)	the enforcement of the Document; or

(c)	payments made under, or pursuant to, the Document.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

8.	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in a foreign court, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(d)	is given by a foreign court of competent jurisdiction;

(e)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(f)	is final;

(g)	is not in respect of taxes, a fine or a penalty; and

(h)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

9.	The Company has executed an effective submission to the jurisdiction of the courts of the various jurisdictions specified in the Document to which it is a party.

10.	The Company is subject to civil and commercial law with respect to its obligations under the Document and neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Document, such obligations constituting private and commercial acts rather than governmental or public acts.

11.	Based solely on our search of the Register of Writs and Other Originating Process and the Register of Appeals (together, the “Court Registers”) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands and by the Registrar of the Court of Appeal of the Cayman Islands respectively from the date of incorporation of the Company to 16 November 2023 (the “Litigation Search”), the Court Registers disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice (“Originating Process”) nor any amended Originating Process pending before the Grand Court of the Cayman Islands nor any appeal pending before the Court of Appeal, in which the Company is a defendant or respondent.

12.	A judgment of a court in the Cayman Islands may be expressed in a currency other than Cayman Islands dollars.

13.	In the event of an insolvency, liquidation, bankruptcy or reorganisation affecting the Company, no liquidator, creditor or other person would be able to set aside any disposition of property effected by the Company pursuant to the Document.

Qualifications

The opinions hereinbefore given are subject to the following qualifications:

1.	The term “enforceable” as used above means that the obligations assumed by the Company under the Document are of a type which the courts of the Cayman Islands enforce; it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with its terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in the Documents purporting to impose obligations on a person who is not a party to such Documents (a “third party”) is unenforceable against that third party. Any provision in the Documents purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Documents expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands);

(k)	any provision of the Documents which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(m)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Transaction Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

2.	Applicable court fees will be payable in respect of the enforcement of the Documents.

3.	Cayman Islands stamp duty may be payable if the Document is executed in, brought to, or produced before a court of the Cayman Islands. Such duty would be nominal.

4.	A certificate, determination, calculation or designation of any party to the Document as to any matter provided therein might be held by a Cayman Islands court to be inconclusive and not final and binding, notwithstanding any provision to that effect therein contained, if, for example, it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

5.	If any provision of the Document is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

6.	The Company is registered as an exempted company in the Cayman Islands and it has accordingly filed a declaration with the Registrar of Companies to the effect that the operation of the Company will be conducted outside the Cayman Islands. As an exempted company, the Company may not trade in the Cayman Islands with any corporation except in furtherance of the business of the Company carried on outside the Cayman Islands. We express no opinion upon whether the Company, in performing its obligation under the Document, would be in breach of these restrictions.

7.	To maintain the Company in good standing under the laws of the Cayman Islands annual filing fees must be paid and returns made to the Registrar of Companies.

8.	Under the laws of the Cayman Islands any term of the Document which is governed by Cayman Islands law may be amended or waived orally or by the conduct of the parties thereto, notwithstanding any provision to the contrary contained in the Documents therefore we express no opinion upon the effectiveness of any provision of the Documents providing that the terms of such document may only be amended in writing.

9.	Notwithstanding any purported date of execution in the Document, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Document may provide that they have retrospective effect as between the parties thereto alone.

10.	The effectiveness of terms in the Document excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

11.	Under section 195 of the Companies Act (as Revised) the Registrar of Companies of the Cayman Islands has the power at any time and from time to time to prohibit (i) the sale of any shares or debentures of the Company in the Cayman Islands or (ii) any invitation in the Cayman Islands to subscribe for any shares or debentures of the Company. So far as we are aware, such power has never been exercised.

12.	Any provision in the Documents purporting to impose obligations on or grant rights to a person who is not a party to the relevant agreement (a “third party”) is unenforceable by or against that third party.

13.	Obligations to make payments that may be regarded as penalties will not be enforeable.

14.	A company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Document whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Act (as Revised) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

15.	Under the Companies Act, the Register is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the Register may yield to a court order for rectification (for example, in the event of fraud or manifest error).

16.	The Litigation Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all) or an Originating Process not otherwise filed or disclosed nor any appeal filed with the Court of Appeal prior to 1 June 2009.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Document nor upon the commercial terms of the transactions contemplated by the Document.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given to the persons to whom it is addressed for their sole benefit and the benefit of their legal advisers acting in that capacity in relation to this transaction. Except with our written consent, it is not to be disclosed to or relied upon by any other person. We bring to your attention that our maximum aggregate liability in respect of all claims for breach of contract or breach of duty or fault or negligence or otherwise arising out of or in connection with this opinion shall be limited to the lesser of three times the professional fees recovered by us in providing this opinion and the total amount of our professional indemnity insurance cover available from time to time.

This opinion only relates to the laws of the Cayman Islands as we presently understand them and is given on the basis that the opinion will be governed by and construed in accordance with the laws of the Cayman Islands and that the Cayman courts will have exclusive jurisdiction in relation to any matter arising out of it. We have made no investigation of any laws other than the laws of the Cayman Islands and do not express or imply any opinion on any such laws.

This opinion is given as at the date shown at the top of this letter. We have no continuing obligation under the terms of this opinion to inform you of changes of law or fact occurring after the date of this letter or of facts of which we become aware after such date.

Yours faithfully

/s/ STUARTS HUMPHRIES

STUARTS HUMPHRIES